(317) 262-6797


May 29, 1996

Securities and Exchange Commission
Division of Corporation Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Re:   American States Financial Corporation
      Stock Option Incentive Plan ( Plan )

Ladies and Gentlemen:

I have acted as counsel for American States Financial Corporation, an Indiana corporation ( Issuer ), in connection with the registration 1,000,000 shares of the Issuer s Common Stock to be issued upon exercise of options granted for no consideration to certain of the Company s employees and non-employee agents of the Company.

At the request of the Management of American States Financial
Corporation, I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

Based upon my examination of such documents and corporate proceedings as I have deemed relevant, I am of the opinion that:

1. The Company is a duly organized and existing corporation under the laws of the state of Indiana;

2. The issued shares of Common Stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable; and

3. The shares of Common Stock covered by the registration statement on Form S-8 have been duly authorized and, when issued as provided in the Plan, such shares will be validly issued, fully paid and nonassessable.

I hereby consent to the conclusion of this opinion as an exhibit to this Registration Statement on Form S-8.

Sincerely,

/S/ THOMAS M. OBER

Thomas M. Ober
Vice President, Secretary and General Counsel